PROSPECTUS                                       Pricing Supplement No. 2996
Dated January 10, 1995                           Dated May 28, 1997
PROSPECTUS SUPPLEMENT                            Rule 424(b)(3)-Registration
Dated January 25, 1995                                Statement No. 33-60723


                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A

                          (Redeemable Fixed Rate Notes)

Trade Date:  May 28, 1997

Settlement Date (Original Issue Date):  June 2, 1997

Maturity Date: June 4, 2012 (subject to earlier redemption, as set forth under "Additional Terms- Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount
or Commission:   0.125%

Net Proceeds to Issuer:  US$19,975,000

Interest Rate Per Annum:  7.45%

Interest Payment Date(s):

     | |      March 15 and September 15 of each year
     |x|      Other: Monthly on the 4th day of each month, commencing on
                 July 4, 1997 (with respect to the period from and including June 2, 1997 to but excluding July 4, 1997) (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")

Form of Notes:

     |x|  DTC registered        |_|  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:   June 4, 1998, and thereafter on any Interest Payment
                               Date (See  "Additional Terms--Redemption" below)

Initial Redemption Percentage:                      100%
Optional Repayment Date:                            Not applicable ("N/A")
Annual Redemption Percentage Reduction:             N/A
Modified Payment Upon Acceleration:                 N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM

IN THE PROSPECTUS SUPPLEMENT.


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                                                             (Fixed Rate Notes)

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                           Pricing Supplement No. 2996
                               Dated May 28, 1997

                Rule 424(b)(3)-Registration Statement No. 33-60723

Original Issue Discount:

     Amount of OID:  N/A

     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

Amortizing Notes:

     Amortization Schedule:  N/A

Dual Currency Notes:

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A
     Option Value Calculation Agent:  N/A
     Option Election Date(s):  N/A

Indexed Notes:

     Currency Base Rate:  N/A
     Determination Agent:  N/A

Additional Terms:

     Interest.

     Accrued interest on the Notes for the Interest Period commencing on the Original Issue Date (the "Initial Interest Period") shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates-Fixed Rate Notes." Accrued interest on the Notes for each subsequent Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date (other than the Interest Payment Date relating to the Initial Interest Period) will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

     Optional Redemption.

     The Company may at its option elect to redeem the Notes in whole on June 4, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.


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                                                              (Fixed Rate Notes)

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                           Pricing Supplement No. 2996
                               Dated May 28, 1997

                Rule 424(b)(3)-Registration Statement No. 33-60723

     Certain Covenants of the Company.

     As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

     General.

     At March 29, 1997, the Company had outstanding indebtedness totalling $119.663 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 29, 1997 excluding subordinated notes payable after one year was equal to $118.966 billion.

     Consolidated Ratio of Earning to Fixed Charges.

     The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                                                            Year Ended December 31,             Three Months Ended
                                                -----------------------------------------------
                                                1992       1993        1994       1995     1996   March 29, 1997
                                                ----       ----        ----       ----     ----   --------------

                                                1.44       1.62        1.63        1.51    1.53        1.56

      For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

      Documents Incorporated by Reference.

      The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.


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                                                              (Fixed Rate Notes)

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                           Pricing Supplement No. 2996
                               Dated May 28, 1997

               Rule 424(b)(3)-Registration Statement No. 33-60723

Plan of Distribution:

     The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125%.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.